                                                                EXHIBIT 12.1

                LITTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             PRO FORMA COMBINED TOTALS(B)                             HISTORICAL LITTON
                             (IN MILLIONS, EXCEPT RATIOS)                        (IN MILLIONS, EXCEPT RATIOS)
                          ----------------------------------   ---------------------------------------------------------------------
                           SIX MONTHS ENDED FISCAL YEAR ENDED  SIX MONTHS ENDED
                               JANUARY 31,      JULY 31,        JANUARY 31,                        FISCAL YEAR ENDED JULY 31,
                                  1996           1995           1996       1995      1995    1994(A)   1993(A)    1992(A)    1991(A)
                          ----------------- ----------------   ------     ------    ------   -------   -------    -------    -------

Earnings
 Earnings before Taxes on
  Income                        $126.3          $235.3         $116.7     $102.0    $227.0    $ 90.6    $144.4     $144.3     $ 56.1

Less: Earnings of
 Unconsolidated Finance
 Subsidiaries                      0.0             0.0            0.0        0.0       0.0       0.2       1.0        0.9        0.9

Add: Earnings before Taxes
 of Unconsolidated
 Finance Subsidiaries              0.0             0.0            0.0        0.0       0.0       0.4       1.5        1.4        1.4
                                ------          ------         ------     ------    ------    ------    ------     ------     ------
                                $126.3          $235.3         $116.7     $102.0    $227.0    $ 90.8    $144.9     $144.8     $ 56.6
                                ======          ======         ======     ======    ======    ======    ======     ======     ======

Fixed Charges
 Interest expense including
  capitalized interest          $ 21.4          $ 43.4         $  6.6     $  6.3    $ 13.1    $ 58.8    $ 83.4     $131.5     $151.3
 Portion of rentals
  representative of
  interest factor                  6.1            12.5            3.5        3.0       7.1       8.1       8.4        8.7        8.6
                                ------          ------         ------     ------    ------    ------    ------     ------     ------
   Total Fixed Charges            27.5            55.9           10.1        9.3      20.2      66.9      91.8      140.2      159.9
                                ------          ------         ------     ------    ------    ------    ------     ------     ------

    Less: capitalized interest
          included in Fixed
          Charges, net of
          amortization             0.0            (0.1)           0.0        0.0      (0.1)     (0.2)     (0.2)      (0.2)       0.1
                                ------          ------         ------     ------    ------    ------    ------     ------     ------
    Subtotal                      27.5            56.0           10.1        9.3      20.3      67.1      92.0      140.4      159.8
                                ------          ------         ------     ------    ------    ------    ------     ------     ------

Earnings Available for
 Fixed Charges                  $153.8          $291.3         $126.8     $111.3    $247.3    $157.9    $236.9     $285.2     $216.4
                                ======          ======         ======     ======    ======    ======    ======     ======     ======

Ratio of Earnings to
 Fixed Charges                     5.6             5.2           12.6       12.0      12.2       2.4       2.6        2.0       1.4
                                ======          ======         ======     ======    ======    ======    ======     ======     ======

(A) The calculations for fiscal years 1994, 1993, 1992 and 1991 exclude the results of Western Atlas Inc. ("WAI"), a former subsidiary which was distributed to holders of Litton Common stock in March 1994. Accordingly, the results of WAI were reported as discontinued operations.

(B) The unaudited pro forma combined totals include the results of PRC Inc. ("PRC") which was acquired by Litton on February 16, 1996, and Steerage Corp. ("Steerage") which Litton agreed to acquire on February 8, 1996. The acquisition of PRC will be accounted for under the purchase method of accounting and the acquisition of Steerage will be accounted for as a pooling of interests. The results of PRC and Steerage for the twelve months ended June 30, 1995 have been combined with Litton's operations for the fiscal year ended July 31, 1995, and the operations for the six months ended December 31, 1995 have been combined with Litton's operations for the six months ended January 31, 1996. The unaudited pro forma combined totals are not necessarily indicative of what the results would have been had the combinations occurred on August 1, 1994 nor are they necessarily indicative of future results.